Exhibit 99.1

        South Carolina Bank and Trust Names Windley President

    COLUMBIA, S.C.--(BUSINESS WIRE)--March 10, 2006--Robert R. Hill, Jr., CEO of SCBT Financial Corporation announced today that John F. Windley has been named president of South Carolina Bank and Trust, N.A. (SCBT), a wholly owned subsidiary of SCBT Financial Corporation. As president, Windley's primary responsibility will be to manage the continued growth and success of South Carolina Bank and Trust across South Carolina.
    Hill, who has been president since 2000 and CEO since 2004, will remain CEO of SCBT and president and CEO of SCBT Financial Corporation.
    "I feel very fortunate to have been given this opportunity. We have a tremendous company with outstanding employees who deliver quality, personal service," said Windley. "SCBT has achieved great success over the last 71 years and I look forward to continuing to build on that legacy."
    After a 26-year banking career with Bank of America and predecessor organizations, Windley joined SCBT in 2002 as senior vice president to launch SCBT's Greenville initiative. Since that time, Windley has grown SCBT's presence in the Upstate to over $250 million in assets. Later, Windley was promoted to division head where he ran four regions of the bank across South Carolina as well as SCBT's Wealth Management Group.
    "This is a great step for our company. John is a superior banker who has worked in many South Carolina markets including the Coast, Midlands and Upstate. He believes in and knows how important it is for South Carolina to have a strong South Carolina-based bank," said Hill. "John understands our company and what we are all about. He is a great banker and an even better individual, who will represent our company well. SCBT Financial has grown nearly $1 billion in the past four years. As the lead bank of a company that is nearly $2 billion in assets and covers most of the state, SCBT is poised for an even bigger role in South Carolina banking, and John will help lead the way. Our strategy remains very clear - to build South Carolina's bank with service levels that are superior to that of any other bank."
    South Carolina Bank and Trust is the lead bank in a three-bank holding company. South Carolina Bank and Trust of the Piedmont, headed by President and CEO Tom Camp, serves the needs of the York and Lancaster county markets. SunBank, which joined SCBT Financial Corporation in November of 2005, serves the needs of the Georgetown and Horry county markets and is led by President and CEO Tommy Bouchette. Through these subsidiaries, SCBT Financial Corporation operates 43 financial centers in 16 South Carolina counties, and has served South Carolinians for over 71 years. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Stock Market under the symbol "SCBT" (NASDAQ:SCBT). More information is available at www.SCBandT.com.

    CONTACT: South Carolina Bank and Trust
             Donna S. Pullen, 803-765-4558
             Director of Public Relations